NeoMedia appoints CEO

Iain McCready joins to take NeoMedia to the next level

Atlanta, 22 May 2008: NeoMedia Technologies (OTCBB: NEOM), the global leader in camera-initiated barcode transactions for mobile devices, is pleased to announce the appointment of Iain McCready as CEO and Chairman of the Board of Directors. Iain joins to take NeoMedia into the next phase of its growth and to be responsible for day-to-day operations and business strategy.

Outgoing CEO Chip Hoffman, who is moving on to new activities, will help Iain in the transition period.

Iain was previously employed as a consultant for NeoMedia and has extensive experience in successfully growing relevant technology businesses. Most recently, Iain spent three years driving the growth of Mobiqa, the world leaders in mobile ticketing and mobile couponing solutions based on the creation, optimisation, delivery and redemption of barcodes to mobile phones, from a start-up to the world leader in their field. As CEO, he rolled out the company’s strategy worldwide, entered new markets and struck major deals with the biggest companies in their field, including Ticketmaster, Major League Baseball and Nokia.

Previously, Iain was Non-Executive Chairman of Scolocate Limited, a provider of co-location and managed services to the IT marketplace, specialising in IT architecture, design and planning, project management and implementation services. Prior to this, Iain was the Non-Executive Director of Concept Systems Limited, a leading supplier of advanced IT systems, solutions and service to the oil exploration and production industry, appointed to manage the business to a successful exit, which he achieved.

In 2003 Iain served as the Interim Chief Operating Officer at Hanon Solution Limited. Before that, he had an almost 20 year career at KSCL, which was Scotland’s largest software house and developed customer care and billing applications for the world’s leading mobile phone operators, now part of Convergys. Iain had held a number of roles at KSCL including Chief Operating Officer and Customer Services Director.

George O Leary, board member said, “We are delighted to welcome Iain on board. Iain comes with direct experience and the proven ability to develop and execute business plans, establish companies internationally and build and lead teams. He was the natural choice for CEO. We have been particularly impressed with his ability to assess and assimilate business issues quickly. His extensive experience leading a top barcode and technology company will provide key direction in developing Neomedia’s strategy and driving the company forward.”

Iain McCready said, “Having already worked with Neomedia, I am looking forward to taking the reins and being operational from day one. At the forefront of a rapidly growing sector, the company’s innovative products, exciting solutions and its intellectual property for the mobile market in particular offer impressive potential. I look forward to contributing to its future success.”

- END -

About NeoMedia Technologies, Inc.

NeoMedia Technologies, Inc. (OTCBB: NEOM) is the global leader in optically initiated wireless transactions, bridging the physical and mobile world with innovative direct-to-web technology solutions. To provide a robust high-performance infrastructure for the processing of optical codes NeoMedia extends their offering with award-winning Gavitec technology. Located in Germany, Gavitec AG - mobile digit is a leader in development and distribution of mobile scanners and software for mobile applications. In addition, Gavitec provides standardized and individual solutions for mobile marketing, couponing, ticketing and payment systems. To learn more visit www.neom.com, www.neoreader.com, and www.mobiledigit.de.

Press Contacts:
Iain McCready	Terry Griffin
NeoMedia Technologies, Inc.	NeoMedia Technologies, Inc.
678-638-0460	(404) 386-9044
imccready@neom.com	tgriffin@neom.com